EXHIBIT 11

                         TELESCAN, INC. AND SUBSIDIARIES
              STATEMENT REGARDING COMPUTATION OF PER SHARE EARNINGS

                                                                    PAGE 1 OF  2

                                                          DAYS         WEIGHTED
                                            SHARES     OUTSTANDING      SHARES
                                          ----------    ----------    ----------
QUARTER ENDED SEPTEMBER 30, 1997:

Balance June 30, 1997 ................    10,765,211            92    10,765,211

Common stock issuances ...............        20,345          78.0        17,249
                                          ----------                  ----------

Balance September 30, 1997 ...........    10,785,556                  10,782,460
                                          ==========                  ==========
NINE MONTHS ENDED SEPTEMBER 30, 1997:

Balance December 31, 1996 ............    10,733,114           273    10,733,114

Common stock issuances ...............        52,442         115.1        22,110
                                          ----------                  ----------

Balance September 30, 1997 ...........    10,785,556                  10,755,224
                                          ==========                  ==========

                                 TELESCAN, INC.
                        CALCULATION OF EARNINGS PER SHARE

                                           QUARTER ENDED               NINE MONTHS ENDED
                                           SEPTEMBER 30,                  SEPTEMBER 30,
                                     --------------------------    --------------------------
                                         1997           1996           1997           1996
                                     -----------   ------------    -----------   ------------
PRIMARY:
Weighted average number of
  shares of common stock .........    10,782,460     10,686,043     10,755,224     10,579,673
Assumed exercise of certain
  stock options ..................       311,928        373,760        275,024        392,937
Assumed exercise of stock
  warrants .......................          --           89,335           --           67,750
                                     -----------   ------------    -----------   ------------
                                      11,094,388     11,149,138     11,030,248     11,040,360
                                     ===========   ============    ===========   ============
Net income (loss) ................   $   392,264   $   (883,378)   $   575,302   $ (2,356,389)
                                     ===========   ============    ===========   ============
PRIMARY EARNINGS PER SHARE:
Net income (loss) ................   $      0.04   $      (0.08)   $      0.05   $      (0.21)
                                     ===========   ============    ===========   ============

FULLY-DILUTED:
Weighted average number of
   shares of common stock ........    10,782,460     10,686,043     10,755,224     10,579,673
Assumed exercise of certain
   stock options .................       358,471        394,032        358,471        392,937
Assumed exercise of stock warrants          --           95,526           --           67,750
                                     -----------   ------------    -----------   ------------
                                      11,140,931     11,175,601     11,113,695     11,040,360
                                     ===========   ============    ===========   ============
Net income (loss) ................   $   392,264   $   (883,378)   $   575,302   $ (2,356,389)
                                     ===========   ============    ===========   ============
FULLY-DILUTED EARNINGS PER SHARE:    $      0.04   $      (0.08)   $      0.05   $      (0.21)
                                     ===========   ============    ===========   ============